EXHIBIT 5.4

Scott Jackson
Quantitative Geoscience Pty. Ltd.
Level 2, 25 Cantonment St
Fremantle, WA, 6160
Australia
Ph +61 8 9433 3511
Fax +61 8 9433 3611

November 19, 2010

CONSENT

British Columbia Securities Commission
Alberta Securities Commission
Saskatchewan Financial Services Commission
Manitoba Securities Commission
Ontario Securities Commission
New Brunswick Securities Commission
Nova Scotia Securities Commission
Registrar of Securities, Prince Edward Island
Securities Commission of Newfoundland and Labrador
United States Securities and Exchange Commission

Re:	Entrée Gold Inc. (the “Company”) filing of a Short Form Base Shelf Prospectus dated November 19, 2010 (the “Prospectus”).

I refer to the report entitled “Lookout Hill Property Technical Report”, with an effective date of June 9, 2010 (the “Technical Report”) as referenced in the Prospectus and documents incorporated by reference therein.

This consent is being filed as my consent to the use of my name and the Technical Report in the Prospectus and in documents incorporated by reference therein.

I confirm that I have read the Prospectus and I have no reason to believe that there are any misrepresentations that are derived from the Technical Report referred to above or that are within my knowledge as a result of the work I performed in connection with such Technical Report.

I consent to the filing of this consent with the United States Securities and Exchange Commission as part of the Company’s Form F-10/A filed on November 19, 2010, and any amendment thereto, including post-effective amendments.

Yours truly,

/s/ Scott Jackson
Scott Jackson